AMENDMENT TO ADMINISTRATION AGREEMENT

This AMENDMENT (the “Amendment”) to the Administration Agreement, dated as of September 9, 2010 (the “Agreement”), as amended from time to time by and among JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) and AQR Funds, a Delaware statutory trust, on behalf of each series listed on Schedule 1 thereto, each Cayman Islands entity listed on Schedule 1 thereto (each series, fund and Cayman Island entity listed on Schedule 1 thereto, separately and not jointly, a “Customer” and collectively the “Customers”), among each of the Customers and J.P. Morgan (referred herein individually as “Party” and collectively as “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into a supplement to the Agreement pursuant to which J.P. Morgan was appointed to provide certain services to the Customers, including cash allocation and rebalancing services, as set forth in the Cash Allocation and Rebalancing Services Rider to the Agreement, dated as of June 8, 2020 (“CARS Rider”);

WHEREAS, the Parties now wish to amend certain terms of the CARS Rider.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. Terms defined in the CARS Rider shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. Effective as of the date of this Amendment, the CARS Rider shall be amended as follows:

a.	The “Annual Cap” definition included in Section 1(a) of the CARS Rider shall be amended to read as follows:

b.

Except as expressly provided herein, no other changes or modifications to the Agreement (including the CARS Rider) are intended or implied, and in all other respects the Agreement (including the CARS Rider) is hereby specifically ratified, restated and reaffirmed by the Parties.

3.

Integration/Effect of Amendment. This Amendment and any instrument and agreements delivered pursuant hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. To the extent that any provision of the Agreement (including the CARS Rider) is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

4.

Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

5.	Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

AQR Funds, on behalf of each series, fund or entity listed on Schedule 1 to the Agreement

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Vice President, Chief Legal Officer and Secretary

JPMORGAN CHASE BANK, N.A.

By:	/s/ Greg Cook
Name:	Greg Cook
Title:	Executive Director August 15, 2024